LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

Exhibit 99.1

June 16, 2005	OTC BB: LBTS
NR 18

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ADDS MAJOR NEW PROJECT AREA – NORTH PIPES-- AND STAKES 26 URANIUM BRECCIA PIPE TARGETS ON THE COLORADO PLATEAU OF NORTHERN ARIZONA

Tucson, Arizona – June 16, 2005 –Liberty Star Gold Corp (the “Company”), (symbol: LBTS.OB) is pleased to announce that the Company has acquired by staking 213 standard Federal lode mining claims, 15 blocks of such claims covering 26 breccia pipe targets on the Colorado Plateau Province of Northern Arizona. This project is known as North Pipes and it is targeted specifically for high-grade uranium mineralization. The mineralization (ore-type) type and mineral province is relatively recently recognized. The area has produced some 26 million pounds of uranium. These breccia pipe hosted mineral occurrences are quite high grade, in relation to many uranium producers past and present, with a potential average grade for ore bearing pipes estimated by the US Geological Survey at about 0.7% to 0.8% suggesting a content of such ore of about 14 pounds or more of uranium per ton. At current prices this is approximately equivalent in value to an ounce of gold per ton. The claims are owned 100% by the Company and are subject to no royalties.

Jim Briscoe, the Company’s President and CEO, during the last uranium boom had uranium exploration responsibility for the State of New Mexico under contract to the exploration subsidiary of the largest nuclear power company in the US. During this period he became familiar with these pipes. When the price of uranium moved upwards, during the last part of 2004 he directed a research program into the attractiveness of the exploration potential of this province and its breccia pipes. The pipes contain numerous metals including copper, molybdenum, silver and uranium but of these, uranium is by far the most economically important. Known ore bodies have contained as much as 55% uranium (1,100 pounds per ton) in some samples. Some mines have produced 10 million pounds of uranium before shutdown because of low price. Requirements for electric power throughout the world are increasing and it is expected that nuclear power will increasingly be an import source of that power. Constant dollar charts show that, in terms of the 2004 dollar, the price of uranium in the late 1970s was about $80 per pound. It is our management’s prediction, therefore, that the uranium price will continue to rise above current levels. It is easy to see the attractiveness of potential for high-grade ore bodies contained in these pipes.

Liberty Star geologists carefully researched this opportunity during the winter months with the help of a talented geologic expert particularly familiar with the pipes. Using a multifaceted approach, numbers of pipe targets were identified. This spring the pipes were acquired by staking standard Federal lode mining claims consisting of 20.7 acres each. Because the diameter of the pipes are small- ranging from 50 to 300 feet- and because they would be mined by underground methods, only small numbers of claims are required to control the mineral zones. The current land acquired consists of 213 claims covering 4,409 acres in 15 blocks controlling 26 pipe targets.

As a result of the thorough research of the nature of these mineralized pipes, Liberty Star has devised an exploration approach using both standard and unique technology.

This project is complementary to the Company’s Big Chunk copper, gold, molybdenum, silver zinc exploration program near Iliamna Alaska where the targets are very large disseminated ore bodies suitable if commercial quantities exist to be mined by open pit methods. Exploration at North Pipes will be for high-grade uranium ore bodies suitable to be mined by underground methods. It is hoped that while each discovered mine would be relatively small, requiring low capitalization, it could be highly profitable and numerous discoveries are envisioned. This area can be explored during the winter months by the same exploration team who will work Big Chunk during the summer. Costs are expected to be very much lower at North Pipes because of road access by trucks and truck-mounted drills rather than helicopter access only. Much of the same exploration equipment and techniques can be used with the aim of lowering the overhead for both projects. Rather than dilutive this will enhance the Company’s potential for success and give us potential entrée to the rapidly expanding uranium market.

We are very excited about the potential of the North Pipes project.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area. With land acquisition in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 213 standard Federal lode mining claims covering 4,409 acres in 15 separate blocks. This land is owned 100% by the Company and is subject to no royalty.

Forward Looking Statements

This news release includes statements about expected future events that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our expectation that nuclear power will increasingly be an import source of that power; our prediction, that the uranium price will continue to rise above current levels; that each discovered mine would be relatively small, requiring low capitalization, and could be highly profitable; that numerous discoveries are envisioned; that costs are expected to be very much lower than in Alaska; and that we can lower our overall overhead per project with the addition of North Pipes. . Factors which could delay or prevent these statements from occurring include; inability to obtain permits, our not having sufficient funding, regulatory requirements, inability to hire contractors, uranium prices lowering, a nuclear accident or incident reducing demand for uranium or determination that no commercial resources are available on our properties. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release, and should refer to the risk disclosure of our company set out in our SB-2 filed with the SEC on May 18, 2005.